Exhibit m (3) under Form N-1A

Exhibit 1 under Item 601/Reg.S-K

EXHIBIT A

to the

Distribution Plan

Federated High Yield Trust:

Class A Shares

This Exhibit to the Distribution Plan is adopted as of the 13th day of February 2014, by Federated High Yield Trust with respect to the Class A Shares set forth above.

As compensation for the services provided pursuant to this Plan, FSC will be paid a monthly fee computed at the annual rate of 0.05 of 1% of the average aggregate net asset value of the Class A Shares of Federated High Yield Trust held during the month.

Witness the due execution hereof this 1st day of March, 2014

Federated High Yield Trust

By: /s/ J. Christopher Donahue

Name: J. Christopher Donahue

Title: President

EXHIBIT B

to the

Distribution Plan

Federated High Yield Trust:

Class C Shares

This Exhibit to the Distribution Plan is adopted as of the 13th day of February 2014, by Federated High Yield Trust with respect to the Class C Shares set forth above.

As compensation for the services provided pursuant to this Plan, FSC will be paid a monthly fee computed at the annual rate of 0.75 of 1% of the average aggregate net asset value of the Class C Shares of Federated High Yield Trust held during the month.

Witness the due execution hereof this 1st day of March, 2014

Federated High Yield Trust

By: /s/ J. Christopher Donahue

Name: J. Christopher Donahue

Title: President